EXHIBIT 3.1

CANADA BUSINESS CORPORATIONS ACT FORM 11 ARTICLES OF CONTINUANCE (SECTION 187)	LOI CANADIENNE SUR LES SOCIÉTÉS PAR ACTIONS FORMULE 11 CLAUSES DE PROROGATION (ARTICLE 187)
Name of the corporation	Dénomination de la société
______________________ Canada Ltd.
The province or territory in Canada where the registered office is to be situated	La province ou le territoireau Canada où doit être situé le siège social
Province of Ontario
The classes and the maximum number of shares that the corporation is authorized to issue	Catégories et le nombre maximal d'actions que la société est autorisée à émettre

The Corporation is authorized to issue:

a) unlimited number of Class "A" Common Voting shares; and

b) unlimited number of Class "B" Common Voting shares.

The rights, privileges, restrictions and conditions attaching to each class of shares are as set out on Schedule 1 annexed hereto.

Restrictions, if any, on share transfers	Restrictions sur le transfert des actions, s'il y a lieu
The restrictions on transfer of shares are set out on Schedule 2
Number (or minimum and maximum number) of directors	Nombre (ou nombre minimal et maximal) d'administrateurs
A minimum of one (1) and a maximum of ten (10)
Restrictions, if any, on business the corporation may carry on	Limites imposées à l'activité commerciale de la société, s'il y a lieu
None
(1) If change of name effected, previous name	(1) S'il y a changement de dénomination sociale, indiquer la dénomination sociale antérieure
WBIC Toronto Ltd.
(2) Details of incorporation	(2) Détails de la constitution
The Corporation was incorporated on November 23, 2001 under the laws of Ontario under the name "WBIC Toronto Ltd."
Other provisions, if any	Autres dispositions, s'il y a lieu
Not applicable
Date	Signature	9. Capacity of - En qualité de
For Departmental Use Only À l'usage du ministère seulement Corporation No. - No. de la société ►	Printed Name - Nom en lettres moulées Earle D. Pasquill	President

SCHEDULE 1

RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS

The Corporation is authorized to issued an unlimited number of shares designated as Class "A" Common Voting shares and an unlimited number of shares designated as Class "B" Common Voting shares. The shares shall have attached to them the rights, privileges, restrictions and conditions as hereinafter set forth.

  Class "A" Common Voting Shares

  The following rights, privileges, restrictions and conditions shall be attached to the Class "A" Common Voting Shares:

    Voting Rights

        The holders of the Class "A" Common Voting Shares are entitled to receive notice of and attend all meetings of shareholders of the Corporation, and to cast one vote for each share held, except meetings at which only holders of a specified class of shares are entitled to vote.

    Dividend Rights

        The holders of the Class "A" Common Voting Shares will in each year, in the absolute discretion of the directors, be entitled, out of any or all profits or surplus available for dividends, to non-cumulative dividends at a rate to be determined by the directors.

    Redemption Price

        For the purposes hereof, the "Redemption Price" in respect of each of the Class "A" Common Voting Shares is the amount determined by the directors to be the net asset value per share of the Class "A" Common Voting Shares based on the financial statements of the Corporation for the month preceding the date redemption notice is given by the holder, determined in accordance with the valuation policies adopted by the Corporation from time to time.

    Redemption at Holder's Option

        Any holder of the Class "A" Common Voting Shares may, after the expiry of three (3) years from the date such shares were issued, by giving written notice to the Corporation at its registered office, require the Corporation to redeem the whole or from time to time, any part of the Class "A" Common Voting Shares held by that holder for the Redemption Price. The notice must set out the date not less than sixty (60) days after the date the notice is received by the Corporation on which redemption is to take place and the number of Class "A" Common Voting Shares to be redeemed. On or after the date specified for redemption, the Corporation will, on presentation and surrender at the registered office of the Corporation of the certificate or certificates for the Class "A" Common Voting Shares to be redeemed, pay or cause to be paid to or for the order of the holder, the Redemption Price in respect of the Class "A" Common Voting Shares to be redeemed, and on payment those Class "A" Common Voting Shares will be redeemed and cancelled. If only some of the Class "A" Common Voting Shares represented by a certificate are redeemed, the Corporation will issue at its expense a new certificate for the balance. If a holder of the Class "A" Common Voting Shares requesting redemption fails to present the certificate for the Class "A" Common Voting Shares to be redeemed on the date specified for redemption, the Corporation may deposit the Redemption Price for the Class "A" Common Voting Shares to be redeemed into a special account in any chartered bank or trust company, to be paid without interest to or to the order of the holder upon presentation and surrender to the bank or trust company of the certificates representing those shares. Upon such a deposit being made, the Class "A" Common Voting Shares in respect of which the deposit is made will be deemed to be redeemed, will be cancelled and the rights of the holder after the deposit will be limited to receiving without interest the Redemption Price so deposited against presentation and surrender of the certificate or certificates for the Class "A" Common Voting Shares to be redeemed, less any charges by the bank or trust company. Notwithstanding the foregoing, the Corporation may waive notice of any redemption by instrument or instruments in writing.

    Restriction on Redemption Rights

        Notwithstanding any other right attached to the Class "A" Common Voting Shares, the Corporation will not be obliged to redeem or repurchase any shares of the Corporation if the redemption or repurchase would contravene any applicable statute, regulation or rule of law or equity.

    Liquidation, Dissolution or Winding-up

      In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of the assets of the Corporation among its shareholders for the purposes of winding-up its affairs or upon a reduction of capital, the holders of the Class "A" Common Voting Shares shall be entitled to receive an amount equal to the Redemption Price as defined in paragraph (c) for each Class "A" Common Voting Share held together with an amount equal to all declared or accrued and unpaid dividends.

  Class "B" Common Voting Shares

  The following rights, privileges, restrictions and conditions shall be attached to the Class "B" Common Voting Shares:

    Voting Rights

    The Class "B" Common Voting Shares are entitled to receive notice of and attend all meetings of shareholders of the Corporation and to cast one vote for each share held, except meetings at which only holders of a specified class of shares are entitled to vote.

    Dividend Rights

    The holders of the Class "B" Common Voting Shares shall in no circumstances be entitled to receive dividends from the Corporation, whether on liquidation, dissolution or winding-up of the Corporation or otherwise, and the directors shall not declare any dividends on the Class "B" Common Voting Shares.

    Liquidation, Dissolution or Winding-up

In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs or upon a reduction of capital, the holders of the Class "B" Common Voting Shares shall, after the holders of the Class "A" Common Voting Shares have received payment of the amounts to which they are entitled in accordance with these Articles, be entitled to receive the amount paid up thereon.

SCHEDULE 2
RESTRICTIONS ON SHARE TRANSFERS

No shares shall be transferred without either:

(a) The previous consent of a majority of the directors of the Corporation, such consent to be expressed either by resolution or by signed instrument or instruments in writing; or

(b) The previous consent of the holders of outstanding shares in the Corporation carrying more than fifty percent (50%) of the votes entitled to be cast at any general shareholders' meeting, such consent to be expressed either by resolution or by signed instrument or instruments in writing.

SCHEDULE 3
OTHER PROVISIONS

(1) Subject to subsection 56(3) of the Business Corporations Act, and except in the case of shares listed on a stock exchange recognized by the Ontario Securities Commission, the Corporation shall have a lien on the shares registered in the name of a shareholder who is indebted to the Corporation to the extent of such debt;

(2) The Board of Directors may from time to time, in such amounts and on such terms as it deems expedient:

(a) borrow money on the credit of the Corporation;

(b) issue, sell or pledge debt obligations (including bonds, debentures, notes or other similar obligations, secured or unsecured) of the Corporation; and

(c) charge, mortgage, hypothecate or pledge all or any of the currently owned or subsequently acquired real or personal, movable or immovable, property of the Corporation, including book debts, rights, powers, franchises and undertaking, to secure any debt obligations or any money borrowed, or other debt or liability of the Corporation.

The Board of Directors may from time to time delegate to such one or more of the directors and officers of the Corporation as may be designated by the Board all or any of the powers conferred on the Board above to such extent and in such manner as the Board shall determine at the time of each such delegation;

(3) The number of shareholders of the Corporation, exclusive of persons who are in the employment of the Corporation and exclusive of persons who, having been formerly in the employment of the Corporation, were, while in that employment, and have continued after the termination of that employment to be shareholders of the Corporation, is limited to not more than fifty (50), two (2) or more persons who are the joint registered owners of one (1) or more shares being counted as one (1) shareholder; and

(4) Any invitation to the public to subscribe for or purchase its securities is prohibited.